FCPT Announces Fourth Quarter 2024 Financial and Operating Results

MILL VALLEY, CA – February 12, 2025 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and twelve months ended December 31, 2024.

Management Comments

“FCPT demonstrated great discipline on both capital raising and investing in 2024. We successfully acquired $265 million of properties leased to diverse national brands at accretive pricing. We ended the year with great momentum, closing on over $132 million of acquisitions in the fourth quarter,” said CEO Bill Lenehan. “While the market remains volatile, we have already raised significant debt and equity capital in recent months to support continued AFFO growth. Subsequent to our Credit Facility extension and upsizing in January, we have boosted liquidity and extended debt maturities, all while maintaining a low leverage profile.”

Rent Collection Update

As of December 31, 2024, the Company has received rent payments representing 99.4% of its portfolio contractual base rent for the quarter ending December 31, 2024, and 99.8% for the year ending December 31, 2024.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the fourth quarter increased 5.3% over the prior year to $60.7 million. Rental revenue consisted of $60.8 million in cash rents and less than $50 thousand of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $26.2 million for the fourth quarter, or $0.27 per diluted share. These results compare to net income attributable to common shareholders of $24.4 million for the same quarter in the prior year, or $0.27 per diluted share.

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Net income attributable to common shareholders was $100.5 million for the twelve months ended December 31, 2024, or $1.07 per diluted share. These results compare to net income attributed to common shareholders of $95.3 million for the same twelve-month period in 2023, or $1.07 per diluted share.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the fourth quarter was $0.41, representing flat results compared to the same quarter in 2023.

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NAREIT-defined FFO per diluted share for the twelve months ended December 31, 2024 was $1.65, representing a $0.03 per share increase compared to the same twelve-month period in 2023.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the fourth quarter was $0.44, representing a $0.01 per share increase compared to the same quarter in 2023.

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AFFO per diluted share for the twelve months ended December 31, 2024 was $1.73, representing a $0.06 per share increase compared to the same twelve-month period in 2023.

General and Administrative (G&A) Expense

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G&A expense for the fourth quarter was $5.7 million, which included $1.8 million of stock-based compensation. These results compare to G&A expense in the fourth quarter of 2023 of $5.5 million, including $1.5 million of stock-based compensation.

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Cash G&A expense (after excluding stock-based compensation) for the fourth quarter was $3.9 million, representing 6.5% of cash rental income for the quarter, compared to $4.1 million of cash G&A in the fourth quarter of 2023 representing 7.1% of cash rental income. Cash G&A expense in 2024 was $16.8 million, representing 7.1% of cash rental income for the year, compared to $16.4 million of cash G&A in 2023 representing 7.6% of cash rental income.

Dividends

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FCPT declared a dividend of $0.3550 per common share for the fourth quarter of 2024, a 2.9% increase over the prior quarter.

Real Estate Portfolio

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As of December 31, 2024, the Company’s rental portfolio consisted of 1,198 properties located in 47 states. The properties are 99.6% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.3 years.

Acquisitions

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During the fourth quarter, FCPT acquired 45 properties for a combined purchase price of $132.5 million at an initial weighted average cash yield of 7.0%, on rents in place as of December 31, 2024 and a weighted average remaining lease term of 12.4 years.

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During 2024, FCPT acquired 87 properties for a combined purchase price of $264.6 million at an initial weighted average cash yield of 7.1% and a weighted average remaining lease term of 11.9 years as of December 31, 2024.

Dispositions

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During the fourth quarter and 2024, FCPT did not sell any properties.

Liquidity and Capital Markets

Capital Raising

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During the fourth quarter, the Company sold 3,665,151 shares of Common Stock via the at-the-market (ATM) program at an average gross price of $27.92 per share for anticipated gross proceeds of $102.3 million.

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Year to date in 2025, FCPT has sold 94,108 shares of Common Stock via the ATM at an average gross price of $27.06 per share for anticipated gross proceeds of $2.5 million. As of February 12, 2025, 3,624,683 shares remain to be settled under existing forward sale agreements for anticipated gross proceeds of $102.4 million.

Liquidity

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On December 31, 2024, FCPT had approximately $347 million of available liquidity including $4 million of cash and cash equivalents, anticipated net proceeds of approximately $98 million under existing forward sale agreements and $245 million of capacity under revolving credit facility.

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January capital markets activity further boosted liquidity:
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Revolver capacity increased by $100 million to $350 million
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Refinanced term loan increased by $75 million to $225 million
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Equity issuance of $2.5 million

Credit Facility and Unsecured Notes

• As announced on January 31, 2025, FCPT entered into a Fourth Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Agreement”). The Credit Agreement increases the overall size of the facility from $765 million to $940 million by increasing the revolving credit facility capacity to $350 million and entering into a new $225 million term loan (the “Term Loan”). Both the Term Loan and revolving credit facility mature in February 2029, and may be extended up to one-year at the Company’s discretion, subject to certain conditions. The Term Loan was used, in part, to pay down $150 million of loans maturing in November 2025. Additionally, FCPT’s lenders agreed to provide a one-year extension option for the $100 million of term loans maturing in November 2026 at the Company’s discretion, subject to certain conditions.

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On December 31, 2024, FCPT had $1,145 million of outstanding debt, consisting of $515 million of term loans and $625 million of unsecured fixed rate notes and $5 million of outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.4x at quarter-end, or 4.9x inclusive of outstanding equity under forward sales agreements as of December 31, 2024.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, February 13 at 11:00 a.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 404 975 4839 (international), Call Access Code: 835692

Live webcast: https://events.q4inc.com/attendee/380276991

In order to pre-register for the call, investors can visit https://www.netroadshow.com/events/login?show=fafcf788&confId=76462

Replay: Available through May 14, 2025 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 380714

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Fourth Quarter 2024 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Revenues:
Rental revenue	$60,734	$57,614	$237,134	$219,881
Restaurant revenue	7,602	7,529	30,939	30,725
Total revenues	68,336	65,143	268,073	250,606
Operating expenses:
General and administrative	5,725	5,527	23,789	22,680
Depreciation and amortization	14,096	13,320	54,514	50,731
Property expenses	3,044	2,808	11,575	11,550
Restaurant expenses	7,099	6,986	29,024	28,707
Total operating expenses	29,964	28,641	118,902	113,668

Interest expense	(12,302)	(12,361)	(49,231)	(44,606)
Other income, net	242	110	963	919
Realized gain on sale, net	-	288	-	2,341
Income tax expense	(105)	(80)	(308)	(130)
Net income	26,207	24,459	100,595	95,462

Net income attributable to noncontrolling interest	(31)	(30)	(122)	(122)
Net Income Attributable to Common Shareholders	$26,176	$24,429	$100,473	$95,340

Basic net income per share	$0.27	$0.27	$1.07	$1.08
Diluted net income per share	$0.27	$0.27	$1.07	$1.07
Regular dividends declared per share	$0.3550	$0.3450	$1.3900	$1.3650

Weighted-average shares outstanding:
Basic	96,614,382	90,467,426	93,643,129	88,526,343
Diluted	97,168,769	90,703,366	94,064,498	88,747,028

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2024	December 31, 2023
ASSETS
Real estate investments:
Land	$1,360,772	$1,240,865
Buildings, equipment and improvements	1,837,872	1,708,556
Total real estate investments	3,198,644	2,949,421
Less: Accumulated depreciation	(775,505)	(738,946)
Total real estate investments, net	2,423,139	2,210,475
Intangible lease assets, net	123,613	118,027
Total real estate investments and intangible lease assets, net	2,546,752	2,328,502
Cash and cash equivalents	4,081	16,322
Straight-line rent adjustment	68,562	64,752
Derivative assets	20,733	20,952
Deferred tax assets	1,448	1,248
Other assets	11,450	19,858
Total Assets	$2,653,026	$2,451,634

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($520,000 and $446,000 of principal, respectively)	$516,250	$441,745
Senior unsecured notes	621,639	670,944
Dividends payable	35,358	31,539
Rent received in advance	6,738	14,309
Derivative liabilities	473	2,968
Other liabilities	21,778	30,266
Total liabilities	1,202,236	1,191,771

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 99,825,119 and 91,617,477 shares issued and outstanding, respectively	10	9
Additional paid-in capital	1,482,698	1,261,940
Accumulated other comprehensive income	23,633	21,977
Noncontrolling interest	2,178	2,213
Accumulated deficit	(57,729)	(26,276)
Total equity	1,450,790	1,259,863
Total Liabilities and Equity	$2,653,026	$2,451,634

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Funds from operations (FFO):
Net income	$26,207	$24,459	$100,595	$95,462
Depreciation and amortization	14,060	13,284	54,372	50,592
Realized gain on sales of real estate	-	(288)	-	(2,341)
FFO (as defined by NAREIT)	$40,267	$37,455	$154,967	$143,713
Straight-line rental revenue	(467)	(1,165)	(3,810)	(5,523)
Deferred income tax benefit (1)	(47)	(27)	(200)	(259)
Stock-based compensation	1,801	1,473	6,987	6,271
Non-cash amortization of deferred financing costs	653	592	2,597	2,311
Non-real estate investment depreciation	36	36	142	139
Other non-cash revenue adjustments	509	551	2,072	2,061
Adjusted Funds from Operations (AFFO)	$42,752	$38,915	$162,755	$148,713

Fully diluted shares outstanding (2)	97,283,328	90,817,925	94,179,057	88,861,587

FFO per diluted share	$0.41	$0.41	$1.65	$1.62

AFFO per diluted share	$0.44	$0.43	$1.73	$1.67

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest